Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement, including Exhibit A attached hereto, is entered into between Global Energy, Inc., an Ohio corporation (“Company”), on its behalf and on behalf of its subsidiaries, affiliates, successors and assigns, and Harry H. Graves (“Employee”), to be effective as of January 1, 2006 (the “Effective Date”). Company and Employee agree as follows:

Article 1. Employment, Compensation and Benefits

1.1 Term and Position. Company agrees to employ Employee, and Employee agrees to be employed by Company, in the position, at the location, and for the term described on Exhibit A, as that term may be extended under Section 1.5 hereof (hereinafter “Term”). Employee agrees to discharge to the best of his ability the duties of this position, and to serve in such other capacity and perform such other duties consistent with the identified position as Company may direct. Employee agrees to devote Employee’s entire working time (except for permitted vacation periods, reasonable periods of illness or other incapacity, and, provided such activities do not have more than a de minimis effect on Employee’s performance of his duties under this Agreement, participation in charitable and civic endeavors and management of Employee’s personal investments and business interests) to the business and affairs of Company. Employee will report to the person specified on Exhibit A, or such other persons as the Company may designate from time to time in its sole discretion.

1.2 Annual Salary. Employee will be paid an initial annual salary (“Annual Salary”) as set forth on Exhibit A. Employee’s Annual Salary will be paid in accordance with Company’s normal payroll procedures.

1.3 Annual Bonus. On January 30, 2007, and on each January 30 thereafter during the Term, Employee shall receive a Minimum Annual Bonus for the previous calendar year as set forth on Exhibit A, so long as Employee’s performance meets the reasonable expectations of the Board of Directors for the period calendar year and Employee is employed by the Company and its affiliates on December 31 of the year in which the bonus was earned. Any bonuses in excess of the Minimum Annual Bonus will be paid solely at the discretion of the Board of Directors of the Company.

1.4 Benefits. Employee will be allowed to participate in all employee benefit plans and programs of Company on the same basis generally as other employees employed in the same or similar positions. Nothing in this Agreement is to be construed to provide greater rights, participation, coverage, or benefits than provided to similarly-situated employees pursuant to the terms of such benefit plans and programs. Company is not obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such actions are similarly applicable to similarly-situated employees generally. Copies of any applicable employee benefit plans and programs will be made available to Employee upon request.

1.5 Extension of Term. The Term shall be automatically renewed (subject to Sections 2.1 and 2.2 hereof) for successive one-year periods upon the terms and conditions set forth herein, commencing on the seventh anniversary of the Effective Date, and on each anniversary date thereafter, unless either party to this Agreement gives the other party written notice (in accordance with Section 4.3 hereof) of such party’s intention to terminate this Agreement and the employment of Employee at least 90 days prior to the end of such initial or extended Term. For purposes of this Agreement, any reference to the “Term” of this Agreement shall include the original term and any extension thereof.

Article 2. Termination of Employment

2.1 Termination by Company. Company may terminate Employee’s employment before the Term expires for the following reasons:

a. Cause. Company may discharge Employee for Cause and terminate this Agreement without any further liability hereunder to Employee or his estate. Upon Employee’s discharge for Cause, Company will not be obligated to make any payments to Employee, other than payments for earned salary and benefits to which he is entitled under the terms of any applicable employee benefit plan or program through the date of such termination. A discharge for “Cause” means a discharge following a determination by Company that Employee:

1. has materially failed to perform the duties assigned to Employee under this Agreement or has abandoned those assigned duties (other than by reason of Employee’s incapacity due to physical or mental illness), and has not remedied the situation within 15 days after receipt of written notice from Company specifying the failure or abandonment;

2. has failed to abide by Company’s policies, rules, procedures or directives;

3. has acted with gross negligence or with willful misconduct in his conduct which resulted or could have resulted in harm to Company’s standing and/or reputation among stockholders, customers, suppliers, employees, government regulators, public officials or other business relationships;

4. has been found guilty by, or has entered a plea of nolo contendere with a court of law with respect to fraud, dishonesty and/or a felony crime; or

5. has engaged in other misconduct, including but not limited to, breach of fiduciary duty, theft, fraud, dishonesty, embezzlement, violation of securities laws, violation of employment-related laws (including but not limited to laws prohibiting discrimination of employment), or falsification of employment applications or other business records.

b. Involuntary Termination. Company may involuntarily terminate Employee’s employment without Cause. Upon the Company’s involuntary termination of Employee without Cause before the Term expires, Employee shall be entitled to receive the Separation Benefits described on Exhibit A, plus a lump sum payment of ten million dollars ($10,000,000). It is expressly understood that Company’s payment obligations under the preceding sentence will cease in the event Employee breaches any of his obligations under Sections 3.3 or 3.4 hereof. Company will not be obligated to make any other payments to Employee, other than payments for earned salary and benefits to which he is entitled under the terms of any applicable employee benefit plan or program through the date of such termination.

c. Death/Disability. Termination of employment will occur upon Employee’s (i) death, or (ii) becoming incapacitated or disabled so as to prevent the Employee from performing the essential functions of his position. Upon termination of employment under this subsection, Company will pay to Employee or his designated beneficiary, a pro rated bonus for the amount of time the employee worked during the year prior to his termination for death or disability. Other than the payments provided for in the preceding sentence, in the event of Employee’s termination for death or disability, Company will not be obligated to make any payments to Employee or Employee’s heirs or beneficiaries, other than payments for earned salary and benefits to which he is entitled under the terms of any applicable employee benefit plan or program through the date of such termination.

2.2 Termination by Employee.

a. Good Reason. Employee may terminate the employment relationship for Good Reason, as defined herein, by means of advance written notice to Company at least 30 days prior to the effective date of such termination identifying such termination as a resignation by Employee for Good Reason and identifying the Good Reason. Upon the effective date of a resignation for Good Reason, Employee shall be entitled to receive the Separation Benefits described on Exhibit A. It is expressly understood that Company’s obligations under the preceding sentence will cease in the event Employee breaches any of his obligations under Sections 3.3 or 3.4 hereof. If Employee breached Section 3.3 or 3.4, Company will not be obligated to make any other payments to Employee, other than payments for earned salary and benefits to which he is entitled under the terms of any applicable employee benefit plan or program through the date of such termination. For purposes of this Agreement, “Good Reason” means (i) a reduction by Company in Employee’s rate Annual Salary; (ii) Company requires Employee to have his principal location of work changed to any location that is in excess of fifty miles from the location specified on Exhibit A without his prior written approval; (iii) any change in title or material dimunition of duties or authority; (iv) any person becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended directly or indirectly, of securities of the Company (not including securities beneficially owned by such person and acquired directly from the Company or its affiliates) representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, excluding any person who is as of the Effective Date of this Agreement already an owner of more than fifty percent (50%) of the combined voting power of the outstanding shares; or (v) there is consummated a merger or consolidation of the Company with any other corporation, partnership or other entity other than (1) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to that merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least sixty percent (60%) of the combined voting power of the securities of the Company or the surviving entity or its parent outstanding immediately after the merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction).

b. Voluntary Termination. Employee’s resignation, for any other reason whatsoever other than Good Reason, in Employee’s sole discretion is a “Voluntary Termination”. Upon a Voluntary Termination before the Term expires, Company will not be obligated to make any payments to Employee, other than payments for earned salary and benefits to which he is entitled under the terms of any applicable employee benefit plan or program through the date of such termination. If Employee voluntarily terminates his employment under this Section 2.2(b), Employee will not be eligible for Separation Benefits as described on Exhibit A.

2.3 Payments; Offset. Any amount owed to Employee will be offset by any amounts (including the value of Company property that Employee may retain) that Employee owes to Company. Any payments to Employee under this Agreement will be paid from Company’s general assets, and Employee will have the status of a general unsecured creditor with respect to Company’s obligations to make payments under this Agreement.

2.4 Mitigation. Employee will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

Article 3. Confidential Information; Post-Employment Obligations

3.1 This Agreement. The terms of this Agreement constitute Confidential Information, and Employee must not disclose these terms to anyone other than Employee’s spouse, attorneys, tax advisors, or as required by law. Disclosure of these terms by Employee is a material breach of this Agreement and could subject Employee to disciplinary action, including termination for Cause.

3.2 Property of Company. Employee must deliver to Company at the end of the conclusion of his employment, or at any other time Company may reasonable request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information (as hereinafter defined), or to the work product or the business of Company or any of its subsidiaries or affiliates which he may then possess or have under his control, and shall not retain any copies thereof. Employee’s obligations under this Section 3.2 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which he may have to Company under general legal or equitable principles, and federal, state or local law.

3.3 Confidential Information. Employee acknowledges that the information, observations and data obtained by him while employed by Company pursuant to this Agreement, as well as those obtained by him while employed by Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of Company or any of its subsidiaries or affiliates or any predecessor or successor thereof (unless and except to the extent the foregoing become generally known to and available for use by the public other than as a result of Employee’s acts or omissions to act) (hereinafter defined as “Confidential Information”) are the property of Company or such subsidiary, affiliate or successor. Therefore, Employee agrees that he will not disclose any Confidential Information without the prior written consent of the Chief Executive Officer of Company (which may be withheld for any reason or no reason) unless and except to the extent that such disclosure is (i) made in the ordinary course of Employee’s performance of his duties under this Agreement or (ii) required by any subpoena or other legal process (in which event Employee will give Company prompt notice of such subpoena or other legal process in order to permit Company to seek appropriate protective orders), and that he will not use any Confidential Information for his own account without the prior written consent of the Chief Executive Officer of Company (which may be withheld for any reason or no reason). Employee’s obligations under this Section 3.3 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which Employee may have to Company under general legal or equitable principles, and federal, state or local law.

3.4 Non-Solicitation and Non-Disparagement.

a. In General. Employee acknowledges that in the course of his employment with Company pursuant to this Agreement he will become familiar, and during the course of his employment with Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to Company.

b. Non-Solicitation. Employee agrees that during the Term of this Agreement, the Continuation Period specified on Exhibit A, and for a period of three years thereafter, he will not in any manner, directly or indirectly, induce or attempt to induce any employee of Company or of any of its subsidiaries or affiliates to quit or abandon his employ, or call on, service, or solicit competing business from customers of Company or any of its subsidiaries or affiliates.

c. Non-Compete. Employee agrees that at no time during the Term of this Agreement, the Continuation Period specified in Exhibit A, and for a period of one year thereafter will he become employed by or otherwise become affiliated with any company, corporation, partnership, sole proprietorship or business which directly competes with Company. Employee acknowledges that Company operates on a global basis, and that this restriction applies on a global basis.

d. Non-Disparagement. Employee agrees to refrain, both during and after the Term, from publishing or providing any oral or written statements about Company, its subsidiaries, affiliates or successors, or any of such entities’ officers, directors, employees, agents or representatives that are disparaging, slanderous, libelous or defamatory, or that disclose private or confidential information about their business affairs, or that constitute an intrusion into their private lives, or that give rise to unreasonable publicity about their private lives, or that place them in a false light before the public, or that constitute a misappropriate of their name or likeness.

e. Revision. If, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope and that the court will be allowed to revise the restrictions contained herein to cover the maximum period or scope permitted by law.

3.5 Warranty and Indemnification. Employee warrants that Employee is not a party to any restrictive agreement limiting Employee’s activities in his employment by Company. Employee further warrants that at the time of the signing of this Agreement, Employee knows of no written or oral contract or of any other impediment that would inhibit or prohibit employment with Company, and that Employee will not knowingly use any trade secret, confidential information, or other intellectual property right of any other party in the performance of Employee’s duties hereunder. Employee will hold Company harmless from any and all suits and claims arising out of any breach of such restrictive agreement or contracts.

3.6 Enforcement. Because Employee’s services are unique and because Employee has access to Confidential Information and work product, the parties hereto agree that Company would be damaged irreparably in the event any of the provisions of Sections 3.3 and 3.4 hereof were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach. Therefore, Company or its successors or assigns will be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

3.7 Idemnity. Employee will be covered under all Directors and Officers Insurance Policies applicable to similarly situated employees. Said policy will provide for coverage to the Employee beyond the Employee’s termination of employment for actions taken during the Employee’s employment with Company.

Article 4. Miscellaneous

4.1	Arbitration.

a. Any dispute between the parties under this Agreement, or any dispute between the parties relating to the breach of this Agreement, Employee’s employment with Company, or the termination thereof, will be resolved (except as provided below) through informal arbitration by an arbitrator, who is licensed to practice law in some jurisdiction in the United States of America, and who is selected under the rules of the American Arbitration Association (located in Cincinnati, Ohio). The arbitration will be conducted in the greater Cincinnati area under the rules of said Association which are applicable to employment disputes, to the extent they do not conflict with this Agreement.

b. Within 30 days of the notice of a demand for arbitration, both parties will exchange with one another documents in their respective possession that are relevant to the dispute. There will be no interrogatories or depositions taken in preparation for the arbitration; provided, however, that the arbitrator may permit limited deposition discovery in extraordinary circumstances and if necessary to avoid manifest injustice. The grieving party will file a written statement explaining his, her or its claim, including relevant documentation, within 45 days of the notice for arbitration; the opposing party will respond within 30 days thereafter; and the grieving party may reply within 15 days of the response. After this period of limited discovery, a live hearing before the arbitrator will occur. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating his, her or its determination, and will furnish to each party a signed copy of such determination.

c. The expenses of arbitration will be borne equally by Employee and Company, and each party will bear its own costs, including attorneys’ fees; provided, however, that the arbitrator shall have the power to award such expenses and costs, including attorneys’ fees, to the prevailing party in accordance with applicable law and to require Company at the beginning of the proceedings to fully or partially reimburse (or provide an advance to) Employee for expenses (but not for costs, including attorneys’ fees) in the event Employee can demonstrate that the amount of the expenses is an unreasonable impediment to adjudication of his claims in arbitration. If the arbitrator awards a monetary amount to either party in excess of $1,000,000, the party against whom the award was made may seek judicial resolution of the dispute under a de novo standard before any court with appropriate over the matter.

d. Notwithstanding the foregoing, Company will not be required to seek or participate in arbitration regarding any breach by Employee of his obligations under Sections 3.3 or 3.4 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction in Cincinnati, Ohio. Any arbitration or action pursuant to this Section 4.1 will be governed by and construed in accordance with the substantive laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

4.2 Release. Notwithstanding anything contained herein to the contrary, Company will not be obligated to make any payment or provide any benefit (including the Separation Benefits) under Sections 2.1(b) or 2.2(a) hereof (i) unless Employee or Employer first execute a mutually agreeable release of claims in a form provided by Company (this release will not waive claims for illegal behavior by the Employee nor will it waive any claims arising under 3.3 or 3.4 of this Agreement) and (ii) to the extent such release is subject to the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or to any similar revocation period in effect on the date of termination of Employee’s employment, such revocation period has expired.

4.3 Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Employee must be sent to the address of Employee most recently provided to Company. Notices to Company should be sent to the address most recently provided; currently:

Global Energy Inc.

Attn: Board of Directors

312 Walnut Street, Suite 2650

Cincinnati, OH 45202

Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

4.4 Survival. Subject to any limits on applicability contained therein, Sections 3.3, 3.4, 3.6, and 4.1 hereof will survive and continue in full force in accordance with their terms notwithstanding any expiration or termination of this Agreement.

4.5 Choice of Law. This Agreement will be governed by the law of the State of Ohio, without giving effect to principles of conflicts of laws.

4.6 Successors and Assigns. This Agreement, when duly executed by Employee and one officer of Company, will bind and inure to the benefit of and be enforceable by Employee, Company and their respective heirs, executors, personal representatives, successors and assigns, except that Employee may not assign any of his obligations hereunder without the prior written consent of the Company. Employee hereby consents to the assignment by Company of all of its rights and obligations hereunder to any affiliate or any successor to Company by merger or consolidation or repurchase of all or substantially all of Company’s assets, provided such transferee or successor assumes the liabilities of Company hereunder.

4.7 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

4.8 Withholding of Taxes. Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as Company is required to withhold pursuant to any law or government regulation or ruling.

4.9 Invalidity. Should any provision(s) in this Agreement be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will be unaffected and will continue in full force and effect, and the invalid, void or unenforceable provision(s) will be deemed not to be part of this Agreement.

4.10 Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and both of which taken together will constitute one and the same agreement.

4.11 Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding the effect or enforceability of this Agreement.

4.12 Compliance with Section 409A of the Code. To the extent applicable, the parties intend that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of the Employee under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable. Such amendment (a) may be retroactive to the extent permitted by Section 409A of the Code and (b) may be made by the Company without the consent of the Employee, provided that any such amendment shall preserve to the maximum extent possible the economic benefits for the Employee contemplated in this Agreement (taking into account the time value of money). In particular, to the extent that Executive is a “specified employee” at the time of his “separation from service” (in each case within the meaning of Section 409A of the Code), then any amounts subject to Section 409A of the Code that would otherwise be paid earlier than the date that is six months after the date of the Employee’s separation from service (the “Six Month Date”) shall be accumulated through and paid, with interest based on a reasonable rate determined by the Company, on the first business day following the Six Month Date (or earlier, the date of Employee’s death). References in this Agreement to Section 409A of the Code include both that section of the Code itself and any guidance promulgated thereunder.

IN WITNESS WHEREOF, Company and Employee have executed this Agreement to be effective on the first date of the Term.

GLOBAL ENERGY		Harry H. Graves

By:	/s/ M.Walker / PP	/s/ H.H. Graves

Name:	M. Walker	This 1st day of January, 2006

Title:	Director

This 1st day of January, 2006

EXHIBIT A

Employee:	Harry H. Graves

Term:	7 years

Position:	Chief Executive Officer

Location:	Greater Cincinnati Metropolitan Area

Reporting Relationship:	Reports to the Board of Directors of Global Energy, Inc.

Annual Salary:	$740,000

Minimum Annual Bonus:	$730,000

Continuation Period:	1 year

Separation Benefits:	Employee will be entitled to receive an amount equal to the sum of his then-current rate of Annual Salary (assuming satisfaction of all applicable performance goals) that would have been payable had he remained employed by the Company during the remainder of the Term in effect immediately prior to his date of termination. Such amount shall be payable in accordance with the Company’s normal payroll procedures.